TRUE RELIGION APPAREL INC.

For:	True Religion Apparel Inc. Contact: Investor Relations Bill Zima (203) 682-8200 True Religion Apparel Inc. Charles Lesser, Chief Financial Officer (323) 266-3072
TRUE RELIGION APPAREL INC. REPORTS FISCAL THIRD
QUARTER FINANCIAL RESULTS
— Reports 3Q05 Sales of $35.0 Million —
— Reports 3Q05 Diluted EPS of $0.33 –
— Raises Sales and Earnings Guidance for Fiscal 2005 –
— Iterates Comfort with Consensus Expectations for Fiscal 2006 —
Los Angeles, California – November 10, 2005 – True Religion Apparel Inc. (Nasdaq: TRLG) today announced results for the third quarter of fiscal 2005.
For the three month period ended September 30, 2005, net sales increased to $35.0 million compared to $7.4 million in the fiscal third quarter of the prior year. Net income increased to $7.7 million, or $0.33 per diluted share compared to the year-ago level of $954,000, or $0.05 per diluted share. The Company’s third quarter results compare favorably to its updated third quarter earnings guidance of $0.29 to $0.30 per diluted share on approximately $35 million of revenue issued on October 11, 2005.
“We had another fantastic quarter and were very pleased with our record revenue, margins and earnings results,” commented Jeff Lubell, President and Chief Executive Officer. “Our average sales per door in the U.S. increased by thirty percent compared to the prior quarter fueled by strong sales of both denim and non-denim products. Our international business remains very healthy and was responsible for nearly half of our total revenues in the third quarter. We believe we have a considerable opportunity to increase our penetration among our existing country distributors as well as expand our door count into additional countries over the next several quarters.”

Gross profit in the third quarter increased to $18.4 million compared to $3.5 million in the third quarter last year. Third quarter gross margins increased 560 basis points to 52.7% compared to the year ago third quarter level of 47.1%. Operating income increased to $12.7 million, or 36.2% of sales, compared to $1.8 million, or 24.1% of sales for the same period last year.
Mr. Lubell continued, “Our improvements to gross margin and operating profits were a result of higher sales and average price points for our premium denim products as well as continued improvements to our manufacturing process. We enjoyed strong sell throughs of higher priced denim styles. These strong sales were in part due to our U.S. denim manufacturing operations which provides us with speed to market and the ability to efficiently produce new styles and washes based on current customer demand. Being able to meet the changing tastes of our customer no matter the style or wash is a significant advantage for our business. Our record margin performance also benefited from our move to increase our non-denim manufacturing abroad. The majority of our non-denim offering, which includes jackets, vests, fleece, non-denim bottoms, and children’s apparel, is now sourced out of Mexico and Hong Kong.”
Mr. Lubell concluded, “True Religion continues to enjoy strong denim sales and continues to gain momentum with our increasingly diversified product assortment. We now have over three hundred individual pieces in our product offering to suit the fashion needs of our customers. With our increasingly diversified product assortment, we are becoming a well-rounded, branded business that is anchored by premium denim. More and more customers are drawn to our brand not only for our customized, fashionable denim products, but also for our broadened collection of tops, skirts, t-shirts and bottoms that are offered in a variety of unique fabrics and fits. We remain excited by our market opportunity heading into the holiday season and look to further maximize our performance and increase our brand presence in the months ahead.”
Fiscal 2005 Operating Forecast
For the 2005 fiscal fourth quarter, the Company anticipates sales to be in the range of $24.5 to $26 million and diluted earnings per share of $0.21 to $0.22. For the 2005 fiscal year, the Company anticipates total sales of $102 to $103 million and diluted earnings per share of $0.89 to $0.90.
Fiscal 2006 Operating Forecast
 For the 2006 fiscal first quarter, the Company anticipates sales will be in a range of $27 to $28 million and diluted earnings per share of $0.24 to $0.25. For the full 2006 fiscal year, the

Company is increasingly confident that it can achieve the current consensus for revenues of $136 million and for diluted earnings per share of $1.17.
The Company will hold a conference call with senior management to discuss the financial results at 4:30 p.m. ET today. A live webcast of the conference call will be available at www.truereligionbrandjeans.com. Please visit the Web site at least 15 minutes early to register for the teleconference webcast and download any necessary software.
About True Religion Apparel Inc.
True Religion Apparel, Inc., through its wholly owned subsidiary Guru Denim, Inc. manufactures, markets, distributes and sells “True Religion Brand Jeans” in the United States, Japan, Canada, Mexico, the United Kingdom, Europe, South Africa and Australia. True Religion Brand Jeans can be found at Nordstrom, Neiman Marcus, Saks Fifth Avenue, Bloomingdales, Barney’s, Urban Outfitters, Ron Herman, Henri Bendel, and approximately 600 fashion boutique clothing stores throughout the United States and Canada. True Religion Brand Jeans can also be found at fine stores in Japan, including Barneys Japan and Isetan; in England, including Selfridges, Harrod’s and Harvey Nichols and in France including Galleries Lafayette.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.
(Financial table below)

	QUARTER ENDED		NINE MONTHS ENDED
	09/30/05	09/30/04	09/30/05	09/30/04
Net Sales	$34,989,991	$7,350,792	$77,101,311	$14,107,507
Gross Profit	18,431,850	3,465,659	39,587,897	6,642,089
Selling, G & A	5,765,566	1,691,557	13,757,480	3,663,893
Operating Income	12,666,284	1,774,102	25,830,417	2,978,196
Income before Tax	12,685,276	1,649,102	25,849,409	2,853,196
Income tax expense	4,959,591	695,000	10,028,756	1,173,600
Net Income	7,725,685	954,102	15,820,653	1,679,596
Net Income per share: diluted	$0.33	$0.05	$0.68	$0.08
Average shares outstanding	23,238,000	20,700,000	23,121,000	20,463,000

Balance sheet

Cash	$10,519,786	$1,638,373
Inventory	9,797,652	1,422,955
Total Assets	$38,050,504	$7,105,439

Total Shareholders’ Equity	$29,693,425	$4,637,977